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OCTOBER 30, 2002

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2002 RESULTS

Year-over-Year Earnings Improvement and Record Cash Flow in the Third Quarter

CHICAGO, Illinois, USA, October 30, 2002—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the third quarter ended September 29, 2002.

THIRD QUARTER REVIEW

Third Quarter Results Continue Improvement over Prior Year

Results for the third quarter 2002 were a net loss of $0.5 million, or $0.01 per share, compared to a net loss for the third quarter 2001 of $7.7 million, or $0.16 per share.  Third quarter 2001 results were impacted by plant closure costs of $0.10 per share and goodwill amortization costs of $0.01 per share.  On a comparable basis, the third quarter 2002 net loss per share of $0.01 was an improvement over the third quarter 2001 net loss per share of $0.05.

Increased Sales Despite Continued Weakness in Company’s Markets

Net sales for the third quarter were $223.9 million, an increase of 22 percent compared with sales for the third quarter 2001 of $183.5 million.   Excluding sales from acquisitions completed in 2002 and the impact of currency, sales increased by 7 percent over the prior year period.  Sales improved in all geographic areas, with a 3 percent growth in the Americas and a 7 percent growth in Europe, excluding the impact of acquisitions and currency. Asia-Pacific accounted for $13.3 million of increased sales.

All operating segments contributed to the sales increase year over year. Controls sales showed the biggest increase of 30 percent, followed by Work Function with 25 percent, and Propel with 16 percent over the same quarter in 2001.

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

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Strong Management Focus on Cash Flow Results in Significant Debt Reduction

“Our cash flow continues to be strong, with the third quarter alone generating $36.7 million of cash from operations compared to $17.0 million last year,” stated David Anderson, President and Chief Executive Officer.  “This strong cash flow, combined with better utilization of our cash balances, allowed us to reduce debt during the quarter by $43.7 million.”

Orders and Backlogs Continue to Show Improvement

Orders received for the third quarter 2002 were $229.0 million, up 33 percent from the same period last year, or up 20 percent excluding acquisitions and currency impact.

Total backlog at the end of the third quarter 2002 was $345.0 million, up 23 percent from the third quarter of 2001, and up 13 percent excluding acquisitions and currency impact.

David Anderson commented, “We are pleased with our results for the third quarter given its traditional softness due to the seasonality of our markets and summer holiday period. Although we reported a loss for the quarter, we increased sales and improved earnings for the second consecutive quarter compared to last year.  Furthermore, an increase in orders and the resulting backlog gives us confidence that our results will continue to improve over the prior year.”

NINE MONTH REVIEW

Year-to-Date Sales and Earnings Strengthening over Prior Year

Net sales for the nine months were $731.1 million, an increase of 10 percent over sales of $666.2 million for the same period of 2001.  On a comparable basis, excluding the sales of companies acquired in 2002 and currency impact, net sales were up 1 percent over last year.

Net income for the first nine months of 2002 was $15.6 million, or $0.33 per share, compared with net income for the prior year of $8.8 million, or $0.19 per share.  Earnings per share for the first nine months of 2001 were $0.32 excluding

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plant closure costs of $0.10 per share and goodwill amortization costs of $0.03 per share.

Company Adopts SFAS No. 142

During the third quarter of 2002, the Company completed the transitional impairment test required by SFAS No. 142, “Goodwill and Intangible Assets” and recorded a one-time, non-cash, after-tax charge of $0.7 million, or $0.01 per share.  The adjustment was recorded as of the effective date of adopting SFAS No. 142, which was January 1, 2002.

Fixed Cost Reduction Program Continues

Anderson continued, “We remain focused on reducing fixed costs.  For the nine months our fixed costs are down $7.0 million or 3 percent compared to last year, and down $10.8 million or 5 percent excluding the impact of currency fluctuations.”

OUTLOOK

Market Uncertainty Prevails, Orders and Backlogs Remain Up Over Prior Year

Anderson concluded, “While our new order and backlog status is very encouraging, our served markets have not yet established a solid foundation for continued growth.  Therefore, we are continuing to control our costs and hold down capital expenditures.  Additionally, we have announced selected layoffs and temporary plant shutdowns in both the U.S. and Europe to align our production levels with demand.  While we are confident that we can continue to show sales and earnings improvement over 2001 for the balance of this year, our outlook for our markets in the last quarter is not as strong.  Therefore we have lowered our earnings estimate for the full year to $0.30 to $0.40 per share.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

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This press release contains “forward-looking statements”, statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company’s interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; major customers’ product and program development plans and the Company’s role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing;  labor relations; the Company’s execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

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For further information please contact: Sauer-Danfoss Inc. — Investor Relations
Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		39 Weeks Ended
(Dollars in thousands	September 29,	September 30,	September 29,	September 30,
except per share data)	2002	2001	2002	2001
Net sales	223,920	183,474	731,085	666,217
Cost of sales	176,337	149,056	556,368	513,962
Gross profit	47,583	34,418	174,717	152,255
Selling	17,708	12,717	49,740	41,841
Research and development	9,522	9,148	28,558	28,916
Administrative	15,502	14,796	48,318	46,097
Total operating expenses	42,732	36,661	126,616	116,854
Income (loss) from operations	4,851	(2,243)	48,101	35,401
Nonoperating income (expenses):
Interest expense, net	(4,361)	(4,395)	(13,047)	(13,156)
Minority interest	(1,681)	(1,143)	(9,208)	(6,777)
Equity in net earnings of affiliates	337	—	602	—
Other, net	(13)	(3,500)	(1,443)	171
Income (loss) before income taxes	(867)	(11,281)	25,005	15,639
Income taxes	348	3,618	(8,680)	(6,881)
Net income (loss) before cumulative effect of change in accounting principle	(519)	(7,663)	16,325	8,758
Cumulative effect of change in accounting principle	—	—	(695)	—
Net income (loss)	(519)	(7,663)	15,630	8,758
Net income (loss) per share:
Basic and diluted net income (loss) per common share, before cumulative effect of change in accounting principle	(0.01)	(0.16)	0.34	0.19
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Basic and diluted net income (loss) per common share	(0.01)	(0.16)	0.33	0.19
Basic weighted average shares outstanding	47,395	47,395	47,395	46,836
Diluted weighted average shares outstanding	47,395	47,398	47,404	46,839
Cash dividends per common share	0.07	0.07	0.21	0.21
PRO FORMA RESULTS EXCLUDING GOODWILL AMORTIZATION

	13 Weeks Ended		39 Weeks Ended
(Dollars in thousands	September 29,	September 30,	September 29,	September 30,
except per share data)	2002	2001	2002	2001
Reported net income (loss)	(519)	(7,663)	15,630	8,758
Add back goodwill amortization	—	708	—	2,124
Adjusted net income (loss)	(519)	(6,955)	15,630	10,882
Net income (loss) per share:
Reported basic and diluted net income (loss) per common share	(0.01)	(0.16)	0.33	0.19
Add back goodwill amortization	—	0.01	—	0.03
Adjusted basic and diluted net income (loss) per common share	(0.01)	(0.15)	0.33	0.22

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BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
(Dollars in thousands)	2002	2001	2002	2001
Net sales
Propel	92,763	80,342	342,673	316,232
Work Function	75,632	60,377	225,748	203,561
Controls	55,525	42,755	162,664	146,424
Total	223,920	183,474	731,085	666,217
Segment Income (Loss)
Propel	8,164	1,662	39,825	27,267
Work Function	3,246	(3,494)	18,007	10,764
Controls	(940)	1,933	5,587	9,634
Global Services and Other Expenses, net	(5,632)	(5,844)	(17,456)	(12,093)
Total	4,838	(5,743)	45,963	35,572

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 changes the accounting for goodwill from an amortization approach to a non-amortization approach, under which goodwill is evaluated at least annually for impairment.  The Statement requires that the Company identify its reporting units and then measure the amount of impairment, if any, based on a comparison of the fair value of a reporting unit to its carrying value.

In connection with the adoption of SFAS No. 142, the Company has completed the impairment analysis of goodwill as of January 1, 2002.  This evaluation resulted in goodwill impairment of $0.7 million related to a reporting unit within the Work Function segment.  This adjustment has been made and is reflected in the year to date results shown above.  Because the evaluation is performed as of January 1, 2002, the adjustment does not affect the third quarter-only results.  The adjustment is a non-cash charge booked as a cumulative effect of change in accounting principle.

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	39 Weeks Ended
	September 29,	September 30,
(Dollars in thousands)	2002	2001
Cash flows from operating activities:
Net income	15,630	8,758
Cumulative effect of change in accounting principle	695	—
Depreciation and amortization	53,401	44,553
Minority interest in income of consolidated companies	9,208	6,777
Equity in net earnings of affiliates	(602)	—
Net change in receivables, inventories, and payables	2,255	(2,952)
Other, net	9,142	(4,869)
Net cash provided by operating activities	89,729	52,267
Cash flows from investing activities:
Purchases of property, plant and equipment	(22,981)	(43,703)
Payments for acquisitions, net of cash acquired	(22,312)	(41,547)
Proceeds from sales of property, plant and equipment	848	—
Net cash used in investing activities	(44,445)	(85,250)
Cash flows from financing activities:
Net (repayments) borrowings on notes payable and bank overdrafts	(20,078)	7,707
Net (repayments) borrowings of long-term debt	(10,092)	45,850
Cash dividends	(9,957)	(9,953)
Net borrowings to minority interest partners	—	(6,400)
Distribution to minority interest partners	(8,825)	(12,680)
Net cash provided by (used in) financing activities	(48,952)	24,524
Effect of exchange rate changes	(1,107)	(2,657)
Net decrease in cash and cash equivalents	(4,775)	(5,802)
Cash and cash equivalents at beginning of year	14,324	24,754
Cash and cash equivalents at end of period	9,549	18,952

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CONDENSED CONSOLIDATED BALANCE SHEETS

	September 29,	December 31,
(Dollars in thousands, except employee data)	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	9,549	14,324
Accounts receivable, net	158,613	134,586
Inventories	144,059	141,652
Other current assets	19,488	23,066
Total current assets	331,709	313,628
Property, plant and equipment, net	416,284	423,195
Other assets	162,209	148,158
Total assets	910,202	884,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	37,980	53,046
Long-term debt due within one year	3,797	9,727
Accounts payable	59,997	57,096
Other accrued liabilities	70,417	49,977
Total current liabilities	172,191	169,846
Long-term debt	244,075	236,026
Long-term pension liability	35,675	31,608
Deferred income taxes	42,826	42,991
Other liabilities	29,157	31,745
Minority interest in net assets of consolidated companies	24,980	25,581
Stockholders’ equity	361,298	347,184
Total liabilities and stockholders’ equity	910,202	884,981

Number of employees at end of period	7,120	6,790